Exhibit 4.6

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE INFORMATION AS PRIVATE OR CONFIDENTIAL.

NATIONAL INSTITUTES OF HEALTH

START-UP PATENT LICENSE AGREEMENT — EXCLUSIVE

COVER PAGE

For the NIH’s internal use only:

License Number: L-236-2013/0

License Application Number: A-170-2013

Serial Number(s) of Licensed Patent(s) or Patent Application(s):

1.	U.S. Patent 5,635,599 entitled -Proteins Comprising Circularly Permuted Ligands” [HHS Reference E-047-1994/0-US-01]:
2.	PCT Application PCT/US95/04468 entitled “Circularly Permutated Ligands and Circularly Permuted Chimeric Molecules” [HHS Reference E-047-1994/0-PCT-02];
3.	Australian Patent 694211 entitled “Proteins Comprising Circularly Permuted Ligands” [HHS Reference E-047-1994/0-AU-12];
4.	Canadian Patent 2187283 entitled “Proteins Comprising Circularly Permuted Ligands” [HHS Reference E-047-1994/0-CA-14];
5.	European Patent 0754192 entitled “Proteins Comprising Circularly Permuted Ligand” [NHS Reference E-047-1994/0-EP-15], validated in
a.	Austria [HHS Reference E-047-1994/0-AT-11],
b.	Belgium [HHS Reference E-047-1994/0-13E-13],
c.	France [HHS Reference E-047-1994/0-FR-16],
d.	Italy [HHS Reference E-047-1994/0-IT-06].
e.	Liechtenstein [HHS Reference E-047-1994/0-LI-18],
f.	The Netherlands [HHS Reference E-047-1994/0-NL-09],
g.	Spain [HHS Reference E-047-1994/0-ES-04],
h.	Switzerland Reference E-047-1994/0-01-03], and
i.	the United Kingdom [HHS Reference E-047-1994/0-GB-05];
6.	U.S. Patent 6,011,002 entitled “Circularly Permutated Ligands and Circularly Permuted Chimeric Molecules” [HHS Reference E-047-1994/1-US-01];
7.	U.S. Patent Application 61/105,408 entitled “Targeted Cargo Protein Combination Therapy” [HHS Reference E-021-2010/0-US-01]; and
8.	U.S. Patent Application 12/579,281 entitled “Targeted Cargo Protein Combination Therapy” [HHS Reference E-021-2010/0-US-02].

Licensee: Medicenna Therapeutics, Inc.

Additional Remarks: Rights to HHS technology reference E-202-2002/0 will be covered under a separate non-exclusive agreement.

Public Benefit(s): There is an unmet need for the development of cancer therapeutics, particularly cancers of the central nervous system such as glioblastoma multiforme. This license will increase the chances that such a new treatment will be developed.

This Start-Up Patent License Agreement, hereinafter referred to as the “Agreement”, consists of this Cover Page, an attached Agreement, a Signature Page, Appendix A (List of Patent(s) or Patent Application(s)), Appendix B (Fields of Use and Territory), Appendix C (Royalties), Appendix D (Benchmarks and Performance), Appendix E (Commercial Development Plan), Appendix F (Example Royalty Report), and Appendix G (Royalty Payment Options). The Parties to this Agreement are:

1)	The National Institutes of Health (“NIH”), an agency within the Department of Health and Human Services (“HHS”); and

2)	The person, corporation, or institution identified above or on the Signature Page, having offices at the address indicated on the Signature Page, hereinafter referred to as the “Licensee”.

NIH START-UP PATENT LICENSE AGREEMENT — EXCLUSIVE

The NIH and the Licensee agree as follows:

1. BACKGROUND

1.1	In the course of conducting biomedical and behavioral research, the NIH investigators made inventions that may have commercial applicability.

1.2

By assignment of rights from the NIH employees and other inventors. HHS, on behalf of the Government, owns intellectual property rights claimed in any United States or foreign patent applications or patents corresponding to the assigned inventions. HHS also owns any tangible embodiments of these inventions actually reduced to practice by the NIH.

1.3	The Secretary of HHS has delegated to the NIH the authority to enter into this Agreement for the licensing of rights to these inventions.

1.4	The NIH desires to transfer these inventions to the private sector through commercialization licenses to facilitate the commercial development of products and processes for public use and benefit.

1.5

The Licensee is a startup company as of the date the Agreement is effective having less than fifty (50) employees, in operation less than five (5) years, receiving less than five million dollars ($5,000,000) in funding since incorporation, and is majority owned by individuals, hedge funds, or venture funds or by a company that is majority owned by individuals, hedge funds or venture funds.

1.6	The Licensee desires to acquire commercialization rights to certain of these inventions in order to develop processes, methods, or marketable products for public use and benefit.

1.7	The Licensee warrants that it meets the program requirements:

(a)	has been in operation for less than five (5) years;

(b)	less than fifty (50) employees;

(c)	less than five million ($5M) in funding since incorporation; and

(d)	is majority owned by individuals, hedge funds, or venture funds or by a company that is majority owned by individuals, hedge funds or venture funds.

2. DEFINITIONS

2.1

“Affiliate(s)” means a corporation or other business entity, which directly or indirectly is controlled by or controls, or is under common control with the Licensee. For this purpose, the term “control” shall mean ownership of more than fifty percent (50%) of the voting stock or other ownership interest of the corporation or other business entity, or the power to elect or appoint more than fitly percent (50%) of the members of the governing body of the corporation or other business entity.

2.2	“Benchmarks” mean the performance milestones that arc set forth in Appendix D.

2.3	“Commercial Development Plan” means the written commercialization plan attached as Appendix E.

2.4	“Fair Market Value” means the total amount or value expressed in U.S. dollars obtained by the Licensee through the transfer or sale of its assets.

2.5

“First Commercial Sale” means the initial transfer by or on behalf of the Licensee or its sublicensees of Licensed Products or the initial practice of a Licensed Process by or on behalf of the Licensee or its sublicensees in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales.

2.6	“Government” means the Governement of the United States of America.

2.7	“Licensed Fields of Use” means the fields of use identified in Appendix B.

2.8	“Licensed Patent Rights” shall mean:

(a)

Patent applications (including provisional patent applications and PCT patent applications) or patents listed in Appendix A, all divisions and continuations of these applications, all patents issuing from these applications, divisions, and continuations, and any reissues, reexaminations, and extensions of these patents;

(b)	to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.8(a):

(i)	continuations-in-part of 2.8(a);

(ii)	all divisions and continuations of these continuations-in-part;

(iii)	all patents issuing from these continuations-in-part, divisions, and continuations;

(iv)	priority patent application(s) of 2.8(a); and

(v)	any reissues, reexaminations, and extensions of these patents;

(c)

to the extent that the following contain one or more claims directed to the invention or inventions disclosed in 2.8(a): all counterpart foreign and U.S. patent applications and patents to 2.8(a) and 2.8(b), including those listed in Appendix A; and

(d)	Licensed Patent Rights shall not include 2.8(b) or 2.8(c) to the extent that they contain one or more claims directed to new matter which is not the subject matter disclosed in 2.8(a).

2.9

“Licensed Processes” means processes which, in the course of being practiced, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.10

“Licensed Products” means tangible materials which, in the course of manufacture, use, sale, or importation, would be within the scope of one or more claims of the Licensed Patent Rights that have not been held unpatentable, invalid or unenforceable by an unappealed or unappealable judgment of a court of competent jurisdiction.

2.11	“Licensed Territory” means the geographical area identified in Appendix B.

2.12

“Liquidity Event” means (i) a firmly underwritten initial public offering and sale of the Licensee’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended; (ii) a consolidation or merger of the Licensee with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Licensee prior to such consolidation, merger or reorganization, receive, in consideration for such consolidation, merger or reorganization, cash (including promissory notes) or securities then listed upon a national exchange or quotation system (e.g., the New York Stock Exchange or NASDAQ) or (iii) the sale, lease or other disposition of all or substantially all of the assets of the Licensee in consideration for cash (including promissory notes) or securities then listed upon such a national exchange or quotation system.

2.13

“Net Sales” means the total gross receipts for sales of Licensed Products or practice of Licensed Processes by or on behalf of the Licensee or its sub Licensees, and from leasing, renting, or otherwise making Licensed Products available to others without sale or other dispositions, whether invoiced or not, less returns and allowances, packing costs, insurance costs, freight out, taxes or excise duties imposed on the transaction (if separately invoiced), and wholesaler and cash discounts in amounts customary in the trade to the extent actually granted. No deductions shall be made for commissions paid to individuals, whether they arc with independent sales agencies or regularly employed by the Licensee, or sublicenses, and on its payroll, or for the cost of collections.

2.14

“Practical Application” means to manufacture in the case of a composition or product, to practice in the case of a process or method, or to operate in the case of a machine or system; and in each case, under these conditions as to establish that the invention is being utilized and that its benefits are to the extent permitted by law or Government regulations available to the public on reasonable terms.

2.15

“Research License” means a nontransferable. nonexclusive license to make and to use Licensed Products or Licensed Processes as defined by the Licensed Patent Rights for purposes of research and not for purposes of commercial manufacture or distribution or in lieu of purchase.

3. GRANT OF RIGHTS

3.1

The NIH hereby grants and the Licensee accepts, subject to the terms and conditions of this Agreement, an exclusive license under the Licensed Patent Rights in the Licensed Territory to make and have made, to use and have used, to sell and have sold, to offer to sell, and to import any Licensed Products in the Licensed Fields of Use and to practice and have practiced any Licensed Processes in the Licensed Fields of Use.

3.2

This Agreement confers no license or rights by implication, estoppel, or otherwise under any patent applications or patents of the NIH other than the Licensed Patent Rights regardless of whether these patents are dominant or subordinate to the Licensed Patent Rights.

4. SUBLICENS1NG

4.1

Upon written approval, which shall include prior review of any sublicense Agreement by the NIH and which shall not be unreasonably withheld, the Licensee may enter into sublicensing Agreements under the Licensed Patent Rights.

4.2

The Licensee agrees that any sublicenses granted by it shall provide that the obligations to the NIH of Paragraphs 5.1-5.4, 8.1, 10.1, 10.2, 12.5, and 13.8-13.10 of this Agreement shall be binding upon the sublicensee as if it were a party to this Agreement. The Licensee further agrees to attach copies of these Paragraphs to all sublicense agreements.

4.3

Any sublicenses granted by the Licensee shall provide for the termination of the sublicense, or the conversion to a license directly between the sublicensee and the NIH, at the option of the sublicensee, upon termination of this Agreement under Article 13. This conversion is subject to the NIH’s approval and contingent upon acceptance by the sublicensee of the remaining provisions of this Agreement.

4.4

The Licensee agrees to forward to the NIH a complete copy of each fully executed sublicense Agreement postmarked within thirty (30) days of the execution of the Agreement. To the extent permitted by law, the NIH agrees to maintain each sublicense Agreement in confidence.

5. STATUTORY AND NIH REQUIREMENTS AND RESERVED GOVERNMENT RIGHTS

(a)

The NIH reserves on behalf of the Government an irrevocable, nonexclusive, nontransferable, royalty-free license for the practice of all inventions licensed under the Licensed Patent Rights throughout the world by or on behalf of the Government and on behalf of any foreign Government or international organization pursuant to any existing or future treaty or Agreement to which the Government is a signatory. Prior to the First Commercial Sale, the Licensee agrees to provide the NIH with reasonable quantities of Licensed Products or materials made through the Licensed Processes for the NIH’s research use; and

(b)

In the event that the Licensed Patent Rights are Subject Inventions made under a Cooperative Research and Development Agreement (“CRADA”), the Licensee grants to the Government, pursuant to 15 U.S.C.§3710a(b)(1)(A), a nonexclusive, nontransferable. irrevocable, paid-up license to practice Licensed Patent Rights or have Licensed Patent Rights practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government shall not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. §552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. Prior to the First Commercial Sale, the Licensee agrees to provide the NIH reasonable quantities of Licensed Products or materials made through the Licensed Processes for the NIH research use.

5.2

The Licensee agrees that products used or sold in the United States embodying Licensed Products or produced through use of Licensed Processes shall be manufactured substantially in the United States, unless a written waiver is obtained in advance from the NIH.

5.3

The Licensee acknowledges that the NIH may enter into future CRADAs under the Federal Technology Transfer Act of 1986 that relate to the subject matter of this Agreement. The Licensee agrees not to unreasonably deny requests for a Research License from future collaborators with the NIH when acquiring these rights is necessary in order to make a CRADA project feasible. The Licensee may request an opportunity to join as a party to the proposed CRADA.

(a)

In addition to the reserved license of Paragraph 5.1, the NIH reserves the right to grant Research Licenses directly or to require the Licensee to grant Research Licenses on reasonable terms. The purpose of these Research Licenses is to encourage basic research, whether conducted at an academic or corporate facility. In order to safeguard the Licensed Patent Rights, however, the NIH shall consult with the Licensee before granting to commercial entities a Research License or providing to them research samples of materials made through the Licensed Processes; and

(b)

In exceptional circumstances, and in the event that Licensed Patent Rights are Subject Inventions made under a CRADA, the Government, pursuant to 15 U.S.C. §3710a(b)(1)(B), retains the right to require the Licensee to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the Licensed Patent Rights in the Licensed Field of Use on terms that are reasonable under the circumstances, or if the Licensee fails to grant this license, the Government retains the right to grant the license itself. The exercise of these rights by the Government shall only be in exceptional circumstances and only if the Government determines:

(i)	the action is necessary to meet health or safety needs that are not reasonably satisfied by the Licensee;

(ii)	the action is necessary to meet requirements for public use specified by Federal regulations, and these requirements are not reasonably satisfied by the Licensee; or

(iii)	the Licensee has failed to comply with an Agreement containing provisions described in 35 U.S.C. §3710a(c)(4)(B); and

(c)	The determination made by the Government under this Paragraph 5.4 is subject to administrative appeal and judicial review under 35 U.S.C. §203(b).

6. ROYALTIES AND REIMBURSEMENT

6.1

The Licensee agrees to pay the NIH a noncreditable, nonrefundable license royalty as set forth in Appendix C within one-hundred and eighty (180) days of achieving a Liquidity Event. This obligation shall survive any termination or expiration of the Agreement.

6.2	The Licensee agrees to pay the NIH a nonrefundable minimum annual royalty as set forth in Appendix C.

6.3	The Licensee agrees to pay the NIH earned royalties as set forth in Appendix C.

6.4	The Licensee agrees to pay the NIH sublicensing royalties as set forth in Appendix C.

6.5

A patent or patent application licensed under this Agreement shall cease to fall within the Licensed Patent Rights for the purpose of computing earned royalty payments in any given country on the earliest of the dates that:

(a)	the application has been abandoned and not continued;

(b)	the patent expires or irrevocably lapses, or

(c)	the patent has been held to be invalid or unenforceable by an unappealed or unappealable decision of a court of competent jurisdiction or administrative agency.

6.6	No multiple royalties shall be payable because any Licensed Products or Licensed Processes are covered by more than one of the Licensed Patent Rights.

6.7

On sales of Licensed Products by the Licensee to sublicensees or on sales made in other than an arms-length transaction, the value of the Net Sales attributed under this Article 6 to this transaction shall be that which would have been received in an arms-length transaction, based on sales of like quantity and quality products on or about the time of this transaction.

6.8

With regard to unreimbursed expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights and paid by the NIH on or after the effective date of this Agreement, the Licensee agrees to pay the NIH within sixty (60) days of the NIH’s submission of a statement and request for payment, a royalty amount equivalent to fifty percent (50%) of these unreimbursed expenses.

6.9

Upon achievement of the earliest of the following triggering event: (i) Liquidity Event; (ii) grant of a sublicense: (iii) First Commercial Sale; or (iv) the third anniversary of the effective date of the Agreement, the Licensee shall pay the NIH, as additional royalties, within sixty (60) days of the NIH’s submission of a statement and request for payment to the Licensee:

(a)

All unreimbursed expenses associated with the preparation, filing, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights and paid by the NIH prior to the effective date of this Agreement;

(b)

The remaining unreimbursed expenses associated with the preparation, tiling, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights and paid by the NIH on or after the effective date of this Agreement up until the date of the triggering event; and

(c)

One-hundred percent (100%) of the unreimbursed expenses paid by the NIH on or after the date of the triggering event associated with the preparation, tiling, prosecution, and maintenance of all patent applications and patents included within the Licensed Patent Rights.

6.10

The NIH agrees, upon written request, to provide the Licensee with summaries of patent prosecution invoices for which the NIH has requested payment from the Licensee under Paragraphs 6.8 and 6.9. The Licensee agrees that all information provided by the NIH related to patent prosecution costs shall he treated as confidential commercial information and shall not be released to a third party except as required by law or a court of competent jurisdiction.

6.11

The Licensee may elect to surrender its rights in any country of the Licensed Territory under any of the Licensed Patent Rights upon ninety (90) days written notice to the NIH and owe no payment obligation under Paragraphs 6.8 and 6.9 for patent-related expenses paid in that country after ninety (90) days of the effective date of the written notice.

7. PATENT FILING, PROSECUTION. AND MAINTENANCE

7.1

Except as otherwise provided in this Article 7, the NIH agrees to take responsibility for, but to consult with the Licensee, in the preparation, filing, prosecution, and maintenance of any and all patent applications or patents included in the Licensed Patent Rights and shall furnish copies of relevant patent-related documents to the Licensee.

7.2

Licensee agrees to take responsibility for, but to consult with the NIH in the filing, prosecution, and maintenance of any and all patent applications or patents included in HITS Reference E-021¬2010/0, including any and all continuation applications, divisional applications, continuation-in-part applications, and foreign counterpart applications, and shall furnish copies of relevant patent-related documents to the NIH. For purposes of clarity, Licensee is responsible for all costs associated with the tiling, prosecution, and maintenance of any and all patent applications or patents included in HHS Reference E-021-2010/0.

7.3

Each party shall promptly inform the other as to all matters that come to its attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patent Rights and permit each other to provide comments and suggestions with respect to the preparation, filing, prosecution, and maintenance of Licensed Patent Rights, which comments and suggestions shall be considered by the other party.

8. RECORD KEEPING

8.1

The Licensee agrees to keep accurate and correct records of Licensed Products made, used, sold, or imported and Licensed Processes practiced under this Agreement appropriate to determine the amount of royalties due the NIH. These records shall be retained for at least five (5) years following a given reporting period and shall be available during normal business hours for inspection, at the expense of the NIH, by an accountant or other designated auditor selected by the NIH for the sole purpose of verifying reports and royalty payments hereunder. The accountant or auditor shall only disclose to the NIH information relating to the accuracy of reports and royalty payments made under this Agreement. If an inspection shows an underreporting or underpayment in excess of five percent (5%) for any twelve (12) month period, then the Licensee shall reimburse the NIH for the cost of the inspection at the time the Licensee pays the unreported royalties, including any additional royalties as required by Paragraph 9.8. All royalty payments required under this Paragraph shall be due within sixty (60) days of the date the NIH provides the Licensee notice of the payment due.

9. REPORTS ON PROGRESS, BENCHMARKS, SALES. AND PAYMENTS

9.1

Prior to signing this Agreement, the Licensee has provided the NIH with the Commercial Development Plan in Appendix E, under which the Licensee intends to bring the subject matter of the Licensed Patent Rights to the point of Practical Application. This Commercial Development Plan is hereby incorporated by reference into this Agreement. Based on this plan, performance Benchmarks are determined as specified in Appendix D.

9.2

The Licensee shall provide written annual reports on its product development progress or efforts to commercialize under the Commercial Development Plan for each of the Licensed Fields of Use within sixty (60) days after December 31 of each calendar year. These progress reports shall include, but not be limited to: progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, importing, and sales during the preceding calendar year, as well as, plans for the present calendar year. The NIH also encourages these reports to include information on any of the Licensee’s public service activities that relate to the Licensed Patent Rights. If reported progress differs from that projected in the Commercial Development Plan and Benchmarks, the Licensee shall explain the reasons for these differences. In the annual report, the Licensee may propose amendments to the Commercial Development Plan, acceptance of which by the NIH may not be denied unreasonably. The Licensee agrees to provide any additional information reasonably required by the NIH to evaluate the Licensee’s performance under this Agreement. The Licensee may amend the Benchmarks at any time upon written approval by the NIH. The NIH shall not unreasonably withhold approval of any request of the Licensee to extend the time periods of this schedule if the request is supported by a reasonable showing by the Licensee of diligence in its performance under the Commercial Development Plan and toward bringing the Licensed Products to the point of Practical Application as defined in 37 C.F.R. §404.3(d). The Licensee shall amend the Commercial Development Plan and Benchmarks at the request of the NIH to address any Licensed Fields of Use not specifically addressed in the plan originally submitted.

9.3

The Licensee shall report to the NIH the dates for achieving Benchmarks specified in Appendix D and the First Commercial Sale in each country in the Licensed Territory within thirty (30) days of such occurrences.

9.4

The Licensee shall submit to the NIH, within sixty (60) days after each calendar half-year ending June 30 and December 31, a royalty report, as described in the example in Appendix F, setting forth for the preceding half-year period the amount of the Licensed Products sold or Licensed Processes practiced by or on behalf of the Licensee in each country within the Licensed Territory, the Net Sales, and the amount of royalty accordingly due. With each royalty report, the Licensee shall submit payment of earned royalties due. If no earned royalties arc due to the NIH for any reporting period, the written report shall so state. The royalty report shall be certified as correct by an authorized officer of the Licensee and shall include a detailed listing of all deductions made under Paragraph 2.13 to determine Net Sales made under Article 6 to determine royalties due.

9.5

The Licensee agrees to forward semi-annually to the NIH a copy of these reports received by the Licensee from its sublicensees during the preceding half-year period as shall be pertinent to a royalty accounting to the NIH by the Licensee for activities under the sublicense.

9.6

Royalties due under Article 6 shall he paid in U.S. dollars and payment options are listed in Appendix G. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the New York foreign exchange rate quoted in The Wall Street Journal on the day that the payment is due. Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by the Licensee. The royalty report required by Paragraph 9.4 shall be mailed to the NIH at its address for Agreement Notices indicated on the Signature Page.

9.7

The Licensee shall be solely responsible for determining if any tax on royalty income is owed outside the United States and shall pay the tax and be responsible for all filings with appropriate agencies of foreign governments.

9.8

Additional royalties may be assessed by the NIH on any payment that is more than ninety (90) days overdue at the rate of one percent (1%) per month. This one percent (1%) per month rate may be applied retroactively from the original due date until the date of receipt by the NIH of the overdue payment and additional royalties. The payment of any additional royalties shall not prevent the NIH from exercising any other rights it may have as a consequence of the lateness of any payment.

9.9

All plans and reports required by this Article 9 and marked -confidential- by the Licensee shall, to the extent permitted by law, be treated by the NIH as commercial and financial information obtained from a person and as privileged and confidential, and any proposed disclosure of these records by the NIH under the Freedom of Information Act (FOIA), 5 U.S.C. §552 shall be subject to the predisclosure notification requirements of 45 C.F.R. §5.65(d).

10. PERFORMANCE

10.1

The Licensee shall use its reasonable commercial efforts to bring the Licensed Products and Licensed Processes to Practical Application. “Reasonable commercial efforts” for the purposes of this provision shall include adherence to the Commercial Development Plan in Appendix E and performance of the Benchmarks in Appendix D. The efforts of a sublicensee shall be considered the efforts of the Licensee.

10.2

Upon the First Commercial Sale, until the expiration or termination of this Agreement, the Licensee shall use its reasonable commercial efforts to make Licensed Products and Licensed Processes reasonably accessible to the United States public.

10.3

The Licensee agrees, after its First Commercial Sale, to make reasonable quantities of Licensed Products or materials produced through the use of Licensed Processes available to patient assistance programs.

10.4

The Licensee agrees, after its First Commercial Sale and as part of its marketing and product promotion, to develop educational materials (e.g., brochures, website, etc.) directed to patients and physicians detailing the Licensed Products or medical aspects of the prophylactic and therapeutic uses of the Licensed Products.

10.5

The Licensee agrees to supply, to the Mailing Address for Agreement Notices indicated on the Signature Page, the Office of Technology Transfer, the Nil with inert samples of the Licensed Products or Licensed Processes or their packaging for educational and display purposes only.

11. INFRINGEMENT AND PATENT ENFORCEMENT

11.1

The NIH and the Licensee agree to notify each other promptly of each infringement or possible infringement of the Licensed Patent Rights, as well as, any facts which may affect the validity, scope, or enforceability of the Licensed Patent Rights of which either party becomes aware.

11.2	Pursuant to this Agreement and the provisions of 35 U.S.C. Chanter 29, the Licensee may:

(a)	bring suit in its own name, at its own expense, and on its own behalf for infringement of presumably valid claims in the Licensed Patent Rights;

(b)	in any suit, enjoin infringement and collect for its use, damages, profits, and awards of whatever nature recoverable for the infringement; or

(c)	settle any claim or suit for infringement of the Licensed Patent Rights provided, however, that the NIH and appropriate Government authorities shall have the first right to take such actions; and

(d)

If the Licensee desires to initiate a suit for patent infringement, the Licensee shall notify the NIH in writing. If the NIH does not notify the Licensee of its intent to pursue legal action within ninety (90) days, the Licensee shall he free to initiate suit. The NIH shall have a continuing right to intervene in the suit. The Licensee shall take no action to compel the Government either to initiate or to join in any suit for patent infringement. The Licensee may request the Government to initiate or join in any suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any suit, the Licensee shall reimburse the Government for any costs, expenses, or fees which the Government incurs as a result of the motion or other action, including all costs incurred by the Government in opposing the motion or other action. In all cases, the Licensee agrees to keep the NIH reasonably apprised of the status and progress of any litigation. Before the Licensee commences an infringement action, the Licensee shall notify the NIH and give careful consideration to the views of the NIH and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.3

In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Licensed Patent Rights shall be brought against the Licensee or raised by way of counterclaim or affirmative defense in an infringement suit brought by the Licensee under Paragraph 11.2, pursuant to this Agreement and the provisions of 35 U.S.C. Chapter 29 or other statutes, the Licensee may:

(a)	defend the suit in its own name, at its own expense, and on its own behalf for presumably valid claims in the Licensed Patent Rights;

(b)	in any suit, ultimately to enjoin infringement and to collect for its use, damages, profits, and awards of whatever nature recoverable for the infringement; and

(c)

settle any claim or suit for declaratory judgment involving the Licensed Patent Rights provided, however, that the NIH and appropriate Government authorities shall have the first right to take these actions and shall have a continuing right to intervene in the suit; and

(d)

If the NIH does not notify the Licensee of its intent to respond to the legal action within a reasonable time, the Licensee shall be free to do so. The Licensee shall take no action to compel the Government either to initiate or to join in any declaratory judgment action. The Licensee may request the Government to initiate or to join any suit if necessary to avoid dismissal of the suit. Should the Government be made a party to any suit by motion or any other action of the Licensee, the Licensee shall reimburse the Government for any costs, expenses, or fees, which the Government incurs as a result of the motion or other action. If the Licensee elects not to defend against the declaratory judgment action, the NIH, at its option, may do so at its own expense. In all cases, the Licensee agrees to keep the NIH reasonably apprised of the status and progress of any litigation. Before the Licensee commences an infringement action, the Licensee shall notify the NIH and give careful consideration to the views of the NIH and to any potential effects of the litigation on the public health in deciding whether to bring suit.

11.4

In any action under Paragraphs 11.2 or 11.3 the expenses including costs, fees, attorney fees, and disbursements, shall be paid by the Licensee. The value of any recovery made by the Licensee through court judgment or settlement shall be treated as Net Sales and subject to earned royalties.

11.5

The NIH shall cooperate fully with the Licensee in connection with any action under Paragraphs 11.2 or 11.3. The NIH agrees promptly to provide access to all necessary documents and to render reasonable assistance in response to a request by the Licensee.

12. NEGATION OF WARRANTIES AND INDEMNIFICATION

12.1	The NIH offers no warranties other than those specified in Article I.

12.2

The NIH does not warrant the validity of the Licensed Patent Rights and makes no representations whatsoever with regard to the scope of the Licensed Patent Rights, or that the Licensed Patent Rights may be exploited without infringing other patents or other intellectual property rights of third parties.

12.3

THE NIH MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY SUBJECT MATTER DEFINED BY THE CLAIMS OF THE LICENSED PATENT RIGHTS OR TANGIBLE MATERIALS RELATED THERETO.

12.4	The NIH does not represent that it shall commence legal actions against third parties infringing the Licensed Patent Rights.

12.5

The Licensee shall indemnify and hold the NIH, its employees, students, fellows, agents, and consultants harmless from and against all liability, demands, damages, expenses, and losses, including but not limited to death, personal injury. illness, or property damage in connection with or arising out of:

(a)	the use by or on behalf of the Licensee, its sublicensees, directors, employees, or third parties of any Licensed Patent Rights; or

(b)

the design, manufacture, distribution, or use of any Licensed Products, Licensed Processes or materials by the Licensee, or other products or processes developed in connection with or arising out of the Licensed Patent Rights.

12.6	The Licensee agrees to maintain a liability insurance program consistent with sound business practice.

13. TERM, TERMINATION. AND MODIFICATION OF RIGHTS

13.1

This Agreement is effective when signed by all parties, unless the provisions of Paragraph 14.16 are not fulfilled, and shall extend to the expiration of the last to expire of the Licensed Patent Rights unless sooner terminated as provided in this Article 13.

13.2

In the event that the Licensee is in default in the performance of any material obligations under this Agreement, including but not limited to the obligations listed in Paragraph 13.5, and if the default has not been remedied within ninety (90) days after the date of notice in writing of the default, the NIH may terminate this Agreement by written notice and pursue outstanding royalties owed through procedures provided by the Federal Debt Collection Act.

13.3

In the event that the Licensee becomes insolvent, files a petition in bankruptcy, has such a petition filed against it, determines to file a petition in bankruptcy, or receives notice of a third party’s intention to file an involuntary petition in bankruptcy, the Licensee shall immediately notify the NIH in writing.

13.4	The Licensee shall have a unilateral right to terminate this Agreement or any licenses in any country or territory by giving the NIH sixty (60) days written notice to that effect.

13.5	The NIH shall specifically have the right to terminate or modify, at its option, this Agreement, if the NIH determines that the Licensee:

(a)

is not executing the Commercial Development Plan submitted with its request for a license and the Licensee cannot otherwise demonstrate to the NIH’s satisfaction that the Licensee has taken, or can be expected to take within a reasonable time, effective steps to achieve Practical Application of the Licensed Products or Licensed Processes;

(b)	has not achieved the Benchmarks as may be modified under Paragraph 9.2;

(c)	has willfully made a false statement of, or willfully omitted a material fact in the license application or in any report required by this Agreement;

(d)	has committed a material breach of a covenant or Agreement contained in this Agreement:

(e)	is not keeping Licensed Products or Licensed Processes reasonably available to the public after commercial use commences;

(f)	cannot reasonably satisfy unmet health and safety needs; or

(g)	cannot reasonably justify a failure to comply with the domestic production requirement of Paragraph 5.2 unless waived.

13.6

In making the determination referenced in Paragraph 13.5, the NIH shall take into account the normal course of such commercial development programs conducted with sound and reasonable business practices and judgment and the annual reports submitted by the Licensee under Paragraph 9.2. Prior to invoking termination or modification of this Agreement under Paragraph 13.5, the NIH shall give written notice to the Licensee providing the Licensee specific notice of, and a ninety (90) day opportunity to respond to, the NIH’s concerns as to the items referenced in 13.5(a)-13.5(g). If the Licensee fails to alleviate the NIH’s concerns as to the items referenced in 13.5(a)-13.5(g) or fails to initiate corrective action to the NIH’s satisfaction, the NIH may terminate this Agreement.

13.7

When the public health and safety so require, and after written notice to the Licensee providing the Licensee a sixty (60) day opportunity to respond, the NIH shall have the right to require the Licensee to grant sublicenses to responsible applicants, on reasonable terms. in any Licensed Fields of Use under the Licensed Patent Rights, unless the Licensee can reasonably demonstrate that the granting of the sublicense would not materially increase the availability to the public of the subject matter of the Licensed Patent Rights. The NIH shall not require the granting of a sublicense unless the responsible applicant has first negotiated in good faith with the Licensee.

13.8

The NIH reserves the right according to 35 U.S.C. §209(d)(3) to terminate or modify this Agreement if it is determined that this action is necessary to meet the requirements for public use specified by federal regulations issued after the date of the license and these requirements are not reasonably satisfied by the Licensee.

13.9

Within thirty (30) days of receipt of written notice of the NIH’s unilateral decision to modify or terminate this Agreement, the Licensee may, consistent with the provisions of 37 C.F.R. §404.11, appeal the decision by written submission to the designated the NIH official. The decision of the designated the NIH official shall be the final agency decision. The Licensee may thereafter exercise any and all administrative or judicial remedies that may be available.

13.10

Within ninety (90) days of expiration or termination of this Agreement under this Article 13, a final report shall be submitted by the Licensee. Any royalty payments. including those incurred but not yet paid (such as the full minimum annual royalty), and those related to patent expense, due to the NIH shall become immediately due and payable upon termination or expiration. If terminated under this Article 13, sublicensees may elect to convert their sublicenses to direct licenses with the NIH pursuant to Paragraph 4.3. Unless otherwise specifically provided for under this Agreement. upon termination or expiration of this Agreement, the Licensee shall return all Licensed Products or other materials included within the Licensed Patent Rights to the NIH or provide the NIH with certification of the destruction thereof. The Licensee may not be granted additional the N III licenses if the final reporting requirement is not fulfilled.

14. GENERAL PROVISIONS

14.1

Neither party may waive or release any of its rights or interests in this Agreement except in writing. The failure of the Government to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right by the Government or excuse a similar subsequent failure to perform any of these terms or conditions by the Licensee.

14.2

This Agreement constitutes the entire Agreement between the parties relating to the subject matter of the Licensed Patent Rights, Licensed Products and Licensed Processes, and all prior negotiations, representations, Agreements, and understandings are merged into, extinguished by, and completely expressed by this Agreement.

14.3

The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, this determination shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

14.4

If either party desires a modification to this Agreement, the parties shall, upon reasonable notice of the proposed modification by the party desiring the change, confer in good faith to determine the desirability of the modification. No modification shall be effective until a written amendment is signed by the signatories to this Agreement or their designees.

14.5	The construction, validity, performance, and effect of this Agreement shall be governed by Federal law as applied by the Federal courts in the District of Columbia.

14.6

All Agreement notices required or permitted by this Agreement shall be given by prepaid, first class, registered or certified mail or by an express/overnight delivery service provided by a commercial carrier, properly addressed to the other party at the address designated on the following Signature Page, or to another address as may be designated in writing by the other party. Agreement notices shall be considered timely if the notices are received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Parties should request a legibly dated U.S. Postal Service postmark or obtain a dated receipt from a commercial carrier or the U.S. Postal Service. Private metered postmarks shall not be acceptable as proof of timely mailing.

14.7

This Agreement shall not be assigned or otherwise transferred (including any transfer by legal process or by operation of law, and any transfer in bankruptcy or insolvency, or in any other compulsory procedure or order of court) except to the Licensee’s Affiliate(s) without the prior written consent of the NIH. The parties agree that the identity of the parties is material to the formation of this Agreement and that the obligations under this Agreement are nondelegable. In the event that the NIH approves a proposed assignment and such assignment occurs during an occasion other than a Liquidity Event, the Licensee shall pay the NIH, as an additional royalty, one percent (1%) of the Fair Market Value of any consideration received for any assignment of this Agreement within sixty (60) days of the assignment.

14.8

The Licensee agrees in its use of any the NIH supplied materials to comply with all applicable statutes, regulations, and guidelines, including NIH and HHS regulations and guidelines. The Licensee agrees not to use the materials for research involving human subjects or clinical trials in the United States without complying with 21 C.F.R. Part 50 and 45 C.F.R. Part 46. The Licensee agrees not to use the materials for research involving human subjects or clinical trials outside of the United States without notifying the NIH, in writing, of the research or trials and complying with the applicable regulations of the appropriate national control authorities. Written notification to the NIH of research involving human subjects or clinical trials outside of the United States shall be given no later than sixty (60) days prior to commencement of the research or trials.

14.9

The Licensee acknowledges that it is subject to and agrees to abide by the United States laws and regulations (including the Export Administration Act of 1979 and Arms Export Control Act) controlling the export of technical data, computer software, laboratory prototypes, biological material, and other commodities. The transfer of these items may require a license from the appropriate agency of the U.S. Government or written assurances by the Licensee that it shall not export these items to certain foreign countries without prior approval of this agency. The NIH neither represents that a license is or is not required or that, if required, it shall be issued.

14.10

The Licensee agrees to mark the Licensed Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate “Patent Pending” status. All Licensed Products manufactured in, shipped to, or sold in other countries shall be marked in a manner to preserve the NIH patent rights in those countries.

14.11

By entering into this Agreement, the NIH does not directly or indirectly endorse any product or service provided, or to be provided, by the Licensee whether directly or indirectly related to this Agreement. The Licensee shall not state or imply that this Agreement is an endorsement by the Government, the NIH, any other Government organizational unit, or any Government employee. Additionally, the Licensee shall not use the names of the NIH, Food and Drug Administration, the NIH, HHS or the Government or their employees in any advertising, promotional, or sales literature without the prior written approval of the NIH.

14.12

The parties agree to attempt to settle amicably any controversy or claim arising under this Agreement or a breach of this Agreement, except for appeals of modifications or termination decisions provided for in Article 13. The Licensee agrees first to appeal any unsettled claims or controversies to the designated the NIH official, or designee, whose decision shall be considered the final agency decision. Thereafter, the Licensee may exercise any administrative or judicial remedies that may be available.

14.13

Nothing relating to the grant of a license, nor the grant itself, shall be construed to confer upon any person any immunity from or defenses under the antitrust laws or from a charge of patent misuse, and the acquisition and use of rights pursuant to 37 C.F.R. Part 404 shall not be immunized from the operation of state or Federal law by reason of the source of the grant.

14.14

Any formal recordation of this Agreement required by the laws of any Licensed Territory as a prerequisite to enforceability of the Agreement in the courts of any foreign jurisdiction or for other reasons shall be carried out by the Licensee at its expense, and appropriately verified proof of recordation shall be promptly furnished to the NIH.

14.15	Paragraphs 4.3, 8.1, 6.1, 9.5-9.7, 12.1-12.5, 13.9, 13.10, 14.12 and 14.15 of this Agreement shall survive termination of this Agreement.

14.16

The terms and conditions of this Agreement shall, at the NIH’s sole option, be considered by the NIH to be withdrawn from the Licensee’s consideration and the terms and conditions of this Agreement. and the Agreement itself to be null and void, unless this Agreement is executed by the Licensee and a fully executed original is received by the NIH within sixty (60) days from the date of the NIH signature found at the Signature Page.

SIGNATURES BEGIN ON NEXT PAGE

NIH Start-Up PATENT LICENSE AGREEMENT-EXCLUSIVE

SIGNATURE PAGE

For the NIH:

/s/ Richard U. Rodriguez                  9-25-13

Richard U. Rodriguez                       Date

Director, Division of Technology Development and Transfer

Office of Technology Transfer

National Institutes of Health

Mailing Address or E-mail Address for Agreement notices and reports:

Chief, Monitoring & Enforcement Branch

Office of Technology Transfer

National Institutes of Health

6011 Executive Boulevard, Suite 325

Rockville, Maryland 20852-3804 U.S.A.

E-mail: LicenseNotices_Reports@mail.nih.gov

For the Licensee (Upon, information and belief, the undersigned expressly certifies or affirms that the contents of any statements of the Licensee made or referred to in this document are truthful and accurate.):

by:

/s/ Fahar Merchant                              26 Sep 2013

Signature of Authorized Official         Date

Fahar Merchant

Printed Name

President & CEO

Title

I.         Official and Mailing Address for Agreement notices:

Fahar Merchant, PhD

President & CEO

Medicenna Therapeutics, Inc.

1075 West Georgia St, Suite 220

Vancouver, BC, Canada V6E 3C9

Phone: 604-608-6785

Cell: 604-671-6673

E-mail: fmerchant@medicenna.com

II.         Official and Mailing Address for Financial notices (the Licensee’s contact person for royalty payments)

Fahar Merchant, PhD

President & CEO

Medicenna Therapeutics, Inc.

1075 West Georgia St, Suite 220

Vancouver, BC, Canada V6E 3C9

Phone: 604-608-6785

Cell: 604-671-6673

E-mail: fmerchant@medicenna.com

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) or imprisonment).

APPENDIX A — PATENT(S) OR PATENT APPLICATION(S)

Patent(s) or Patent Application(s):

I.	U.S. Patent 5,635,599 entitled -Proteins Comprising Circularly Permuted Ligands” [HHS Reference E¬047-1994/0-US-01];

II.	PCT Application PC7/US95/04468 entitled “Circularly Permutated Ligands and Circularly Permuted Chimeric Molecules” [HHS Reference E-047-1994/0-PCT-02];

III.	Australian Patent 694211 entitled “Proteins Comprising Circularly Permuted Ligands” [HHS Reference E¬047-1994/0-AU-12];

IV.	Canadian Patent 2187283 entitled “Proteins Comprising Circularly Permuted Ligands” [HHS Reference E¬047-1994/0-CA-14];

V.	European Patent 0754192 entitled “Proteins Comprising Circularly Permuted Ligand” [HHS Reference E¬047-1994/0-EP-15], validated in

(a)	Austria [HHS Reference E-047-1994/0-AT- I I],
(b)	Belgium [HHS Reference E-047-1994/0-BE-13],
(c)	France [HHS Reference E-047-1994/0-FR-16],
(d)	Italy [HHS Reference E-047-1994/0-1T-06],
(e)	Liechtenstein [HHS Reference E-047-1994/0-L1-18],
(f)	The Netherlands [HHS Reference E-047-]994/0-NL-09],
(g)	Spain [HITS Reference E-047- I 994/0-ES-04],
(h)	Switzerland [HHS Reference E-047-1994/0-CH-03], and
(i)	the United Kingdom [HHS Reference E-047-1994/0-GB-05];

VI.	U.S. Patent 6,011,002 entitled “Circularly Permutated Ligands and Circularly Permuted Chimeric Molecules” [HHS Reference E-047-1994/1-US-01];

VII.	U.S. Patent Application 61/105,408 entitled “Targeted Cargo Protein Combination Therapy” [HHS Reference E-021-2010/0-US-01]; and

VIII.	U.S. Patent Application 12/579,281 entitled “Targeted Cargo Protein Combination Therapy” [HHS Reference E-021-2010/0-US-02].

APPENDIX B — LICENSED FIELDS OF USE AND TERRITORY

I.	Licensed Fields of Use:

The treatment of cancers and urological disorders that express the 1L4 receptor on their cell surface by using cpIL4-PE38KDEL.

II.	Licensed Territory:

Worldwide

[Royalty information (percentages and dollar amounts) were redacted for confidentiality purposes.]

APPENDIX C — ROYALTIES

Royalties:

I.	The Licensee agrees to pay to the NIH a noncreditable, nonrefundable license royalty according to the following schedule:

(a)	[***] of the Fair Market Value of the Licensee at the time of its first Liquidity Event where the NIH has provided no more than in vitro data concerning Licensed Products; or

(b)	[***] of the Fair Market Value of the Licensee at the time of its first Liquidity Event where the NIH has provided no more than in vivo animal or toxicology data concerning Licensed Products; or

(c)	[***] of the Fair Market Value of the Licensee at the time of its first Liquidity Event where the NIH has provided human clinical data concerning Licensed Products.

II.	The Licensee agrees to pay to the NIH a nonrefundable minimum annual royalty as follows:

(a)

Following the [***] anniversary of the effective date of this Agreement, a payment [***] will be due and payable beginning on January 1 of the next calendar year until the [***] anniversary of the effective date of this Agreement;

(b)

Following the [***] anniversary of the effective date of this Agreement, a payment of [***] will be due and payable beginning on January 1 of the next calendar year until the [***] anniversary of the effective date of this Agreement;

(c)

Following the [***] anniversary of the effective date of this Agreement, a payment of [***] will be due and payable beginning on January 1 of the next calendar year and then for each subsequent calendar year that this Agreement is in effect;

(d)

Notwithstanding subsections II (a-c) above in Appendix C of this Agreement, if the Licensee has entered into a CRADA for the commercial development of Licensed Products in the Licensed Fields of Use, the Licensee may apply its cash financial contribution under the CRADA for the previous calendar year as a credit up to the full amount of the minimum annual royalties otherwise due to the NIH (for a total period not to exceed five (5) years from the effective date of this Agreement) if the CRADA is in effect as of each January 1; and

(e)

Notwithstanding subsections II (a-d) above in Appendix C of this Agreement, if the Licensee has received a Small Business Innovative Research (SBIR) or a Small Business Technology Transfer Research (STTR) award for the commercial development of Licensed Products in the Licensed Fields of Use then the minimum annual royalty will be waived by the NIH (for a total period not to exceed five (5) years from the effective date of this Agreement) if the SBIR or STTR award is in effect as of each January 1.

The minimum annual royalties due under this Section II of Appendix C may be credited against any earned royalties due for sales made in that year

III.	The Licensee agrees to pay the NIH earned royalties of [***] on Net Sales by or on behalf of the Licensee and its sublicensees.

IV.

The Licensee agrees to pay the NIH additional sublicensing royalties of [***] on the Fair Market Value of any consideration received for granting each sublicense within sixty (60) days of the execution of each sublicense.

APPENDIX D — BENCHMARKS AND PERFORMANCE

The Licensee agrees to the following Benchmarks for its performance under this Agreement and, within thirty (30) days of achieving a Benchmark, shall notify the NIH that the Benchmark has been achieved.

I.	Central Nervous System (CNS) Tumors

	(a)	Completion of Phase II Clinical Trial	4Q 2016
	(b)	Completion of First Phase III Clinical Trial	4Q 2019
	(c)	First Regulatory Approval (FDA or Foreign Equivalent)	4Q 2021
	(d)	Second Regulatory Equivalent (FDA or Foreign Equivalent)	4Q 2022

II.	Non-CNS Tumors

	(a)	File IND or Equivalent	4Q 2016
	(b)	Completion of First Phase I Clinical Trial	4Q 2018
	(c)	Completion of First Phase H Clinical Trial	4Q 2021
	(d)	Completion of First Phase III Clinical Trial	4Q 2024
	(e)	First Regulatory Approval (FDA or Foreign Equivalent)	4Q 2026
	(f)	Second Regulatory Equivalent (FDA or Foreign Equivalent)	4Q 2027

III.	Urological Disease

	(a)	File IND or Equivalent	4Q 2018
	(b)	Completion of First Phase I Clinical Trial	4Q 2020
	(c)	Completion of First Phase 11 Clinical Trial	4Q 2023
	(d)	Completion of First Phase III Clinical Trial	4Q 2026
	(e)	First Regulatory Approval (FDA or Foreign Equivalent)	4Q 2028
	(f)	Second Regulatory Equivalent (FDA or Foreign Equivalent)	4Q 2029

APPENDIX E — COMMERCIAL DEVELOPMENT PLAN

The IL4-PE fusion protein (MDNA55) is a novel protein comprised of circularly permuted interleukin-4 (IL-4) fused to an engineered version of Pseudomonas exotoxin (PE). The IL-4 portion of MDNA55 was designed so that the molecule can bind with a very high level of specificity to IL-4 receptors on the surface of cells. The Pseudomonas exotoxin portion of MDNA55 has been designed to minimize undesirable side effects by reducing its ability to bind non-specifically to cells containing the Pseudomonas exotoxin receptor while retaining its high potency.

Phase I and II studies were conducted using MDNA55 for recurrent glioblastoma multiforme (GBM) and peripheral solid tumors under a Sponsor-led IND. Licensee has acquired the regulatory assets, clinical data, and product related assets, and in-licensed all relevant non-HHS patents related to MDNA55. Licensee plans to conduct the following Development Plan for continued development of MDNA55 for localized treatment of CNS tumors, non-CNS tumors and urological diseases.

CNS Solid Tumors

[***]

Non-CNS Solid Tumors

[***]

Urological Disease

[***]

[Specific development plans were redacted for confidentiality purposes.]

APPENDIX F — EXAMPLE ROYALTY REPORT

Required royalty report information includes:

●	OTT license reference number (L-XXX-200X/0)
●	Reporting period
●	Catalog number and units sold of each Licensed Product (domestic and foreign)
●	Gross Sales per catalog number per country
●	Total Gross Sales
●	Itemized deductions from Gross Sales
●	Total Net Sales
●	Earned Royalty Rate and associated calculations
●	Gross Earned Royalty
●	Adjustments for Minimum Annual Royalty (MAR) and other creditable payments made
●	Net Earned Royalty due

Example

Catalog Number	Product Name	Country	Units Sold	Gross Sales (US$)
1	A	US	250	62,500
1	A	UK	32	16,500
1	A	France	25	15,625
2	B	US	0	0
3	C	US	57	57,125
4	D	US	12	1,500

Total Gross Sales	153,250
Less Deductions:
Freight	3,000
Returns	7,000
Total Net Sales	143,250

Royalty Rate	8%
Royalty Due	11,460
Less Creditable Payments	10,000
Net Royalty Due	1,460

APPENDIX G — ROYALTY PAYMENT OPTIONS

The OTT License Number MUST appear on payments. reports and correspondence.

Automated Clearing House (ACH) for payments through U.S. banks only

The NIH encourages its Licensees to submit electronic funds transfer payments through the Automated Clearing House (ACH). Submit your ACH payment through the U.S. Treasury web site located at: https://www.pay.gov. Locate the “NIH Agency Form” through the Pay.gov “Agency List”.

Electronic Funds Wire Transfers

The following account information is provided for wire payments. In order to process payment via Electronic Funds Wire Transfer sender MUST supply the following information within the transmission:

Drawn on a U.S. bank account via FEDWIRE should be sent directly to the following account:

Beneficiary Account:	Federal Reserve Bank of New York or TREAS NYC
Bank:	Federal Reserve Bank of New York
ABM	021030004
Account Number:	75080031
Bank Address:	33 Liberty Street, New York, NY 10045
Payment Details:	License Number (L-XXX-XXXX)
Name of the Licensee

Drawn on a foreign bank account should be sent directly to the following account. Payment must be sent in U.S. Dollars (USD) using the following instructions:

Beneficiary Account:	Federal Reserve Bank of New York/ITS or FRBNY/1TS
Bank:	Citibank N.A. (New York)
SWIFT Code:	CITIUS33
Account Number:	36838868
Bank Address:	388 Greenwich Street, New York, NY 10013
Payment Details (Line 70):	NIH 75080031
License Number (L-XXX-XXXX)
Name of the Licensee
Detail of Charges (line 71a):	Charge Our

Checks

All checks should he made payable to “N111 Patent Licensing”

Checks drawn on a U.S. bank account and sent by US Postal Service should he sent directly to the following address:

National Institutes of Health (NIH )

P.O. Box 979071

Si Louis. MO 63197-9000

Checks drawn on a U.S. bank account and sent by overnight or courier should be sent to the following address:

US Bank

Government Lockbox SL-MO-C2GL

1005 Convention P1a7.a

St. Louis, MO 63101

Phone: 314-418-4087

Checks drawn on a foreign bank account should be sent directly to the following address:

National Institutes of Health (NIH)

Office of Technology Transfer

Royalties Administration Unit

6011 Executive Boulevard

Suite 325, MSC 7660

Rockville, Maryland 20852

FIRST AMENDMENT TO L-236-2013/0

This is the first amendment (“First Amendment”) of the Agreement by and between the FDA, an agency within the Department of Health and Human Services (“HHS”) and Licensee having an effective date of September 26, 2013 and having FDA Reference Number L-236-2013/0 (“Agreement”). This First Amendment, having FDA Reference Number L-236-2013/1 includes, in addition to the amendments made below, 1) a Signature Page and 2) Attachment 1 (Royalty Payment Information).

WHEREAS, the FDA and the Licensee desire that the Agreement be amended a first time as set forth below in order to reflect the current Licensed Patent Rights, clarify the royalty at the time of a Liquidity Event, amend the License Field of Use, and update the corresponding Benchmarks and Commercial Development Plan.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the FDA and the Licensee, intending to be bound, hereby mutually agree to the following:

1)         Appendix A, shall be deleted and replaced with the following:

Patent(s) or Patent Application(s):

U.S. Patent Application 61/105,408 entitled “Targeted Cargo Protein Combination Therapy” [HHS Reference E-021 -2010/0-US -01] (expired);

U.S. Patent Application 12/579,281 entitled “Targeted Cargo Protein Combination Therapy” [HHS Reference E-021 -2010/0-US -02] (abandoned);

U.S. Patent Application 13/886,034 entitled “Targeted Cargo Protein Combination Therapy” [HHS Reference E-021-2010/0-US-03] (abandoned); and

U.S. Patent Application 14/812,681 entitled “Targeted Cargo Protein Combination Therapy” [HHS Reference E-021 -2010/0-US -04] (pending).

2)         Appendix B, Paragraph I shall be deleted and replaced with the following:

I.         Licensed Field of Use:

Combination of MDNA55 (cpIL4-PE38KDEL) with a therapeutic agent for treating tumors of the central nervous systems.

3)         Appendix C, Paragraph I shall be deleted and replaced with the following: [Royalty percentages and payment period were redacted for confidentiality purposes.]

I.         The Licensee aggress to pay to the FDA a noncreditable, nonrefundable license royalty as follows:

[***] of the Fair Market Value of the Licensee at the time of its first Liquidity Event. Such payment shall be paid over a [***] period in equal annual payments. The first installment shall be paid within one hundred eig ty M. days of the time of the first Liquidity Event. The second and all subsequent installment payments for shall be made within sixty (60) days of the annual anniversary date of the first Liquidity Event.

4)         Appendix D shall be deleted and replaced with the following:

The Licensee agrees to the following Benchmarks for its performance under this Agreement, and within thirty (30) days of achieving a Benchmark, shall notify the FDA that the Benchmark has been achieved.

Combination of MDNA55 with an approved therapeutic agent for treating tumors of the central nervous system:

File IND or Equivalent	4Q 2019

Completion of First Phase 1 Clinical Trial	4Q 2021

Completion of First Phase 2 Clinical Trial	4Q 2024

Completion of First Phase 3 Clinical Trial	4Q 2027

First Regulatory Approval (FDA or Foreign Equivalent)	4Q 2029

Second Regulatory Approval (FDA or Foreign Equivalent)	4Q 2030

5)         Appendix E shall be deleted and replaced with the following:

Commercial Development Plan:

Licensee plans to continue Phase 2b clinical development of MDNA55 as a monotherapy for the treatment of recurrent glioblastoma (rGB). It is expected that as additional clinical data are collected, the label claim may expand to include combination approaches with approved agents such as chemotherapy (Temodar) and/or bevacizumab. Thus, in addition to the ongoing study, Licensee plans to conduct pre-clinical studies evaluating the safety and efficacy of MDNA55 in combination with approved agents for rGB and potentially other agents not currently approved for rGB such as checkpoint inhibitors. Of particular significance may be the ability of MDNA55 to eliminate brain tumor stem cells and immunosuppressive cells of the glioma tumor microenvironment. Previous data has shown that MDNA55 is capable of inhibiting growth of IL-4R expressing spheroid cultures of chemo-surviving colon cancer stem cells as well as pancreatic cancer stem cells. Although similar studies have yet to be performed in brain tumor stem cells, it is possible that MDNA55 could selectively eliminate this resistant cell population resulting in the potential for enhanced sensitivity to other therapies administered in combination with MDNA55. Licensee plans to investigate potential synergistic effects of MDNA55 in combination with other therapeutic agents using in vitro and relevant animal models.

6)         In the event any provision(s) of the Agreement is/are inconsistent with Attachment 1 such provision(s) is/are hereby amended to the extent required to avoid such inconsistency and to give effect to the payment information in such Attachment 1.

7)         All terms and conditions of the Agreement not herein amended remain binding and in effect.

8)         The terms and conditions of this First Amendment shall, at the FDA’s sole option, be considered by the FDA to be withdrawn from the Licensee’s consideration and the terms and conditions of this First Amendment, and the First Amendment itself, to be null and void, unless this First Amendment is executed by the Licensee and a fully executed original is received by the FDA within sixty (60) days from the date of the FDA’s signature found at the Signature Page.

9)         This First Amendment is effective upon execution by all parties.

SIGNATURES BEGIN ON NEXT PAGE

FIRST AMENDMENT TO L-236-2013-0

SIGNATURE PAGE

In Witness Whereof, the parties have executed this First Amendment on the dates set forth below. Any communication or notice to be given shall be forwarded to the respective addresses listed below.

For the FDA:

________/signed/ _____________ _____________                                  31 January 2017

Alice Y. Welch, Ph.D.                                                                                  Date

Director

FDA Technology Transfer Program

Food and Drug Administration

Mailing Address or E-mail Address for Agreement notices and reports:

E-mail: FDATechLicensingReports@fda.hhs.gov

For the Licensee (Upon information and belief, the undersigned expressly certifies or affirms that the contents of any statements of the Licensee made or referred to in this document are truthful and accurate.):

________/signed/ _____________ ____________                                   31 January 2017

Signature of Authorized Official                                                                Date

Name: Fahar Merchant, Ph.D
Title: President & CEO

I.         Official and Mailing Address for Agreement notices:

Shafique Fidai, PhD

Head, Discovery and Corporate Development

Medicenna Therapeutics Inc.

200 - 1920 Yonge Street

Toronto, Ontario

M4S 3E2

604-764-1323

sfidai@medicenna.com

With Copy to:

Pat Ward

Chief Operating Officer

Medicenna Therapeutics Inc.

200 - 1920 Yonge Street

Toronto, Ontario

M4S 3E2

832-552-2660

pward@medicenna.com

II.         Official and Mailing Address for Financial notices (the Licensee’s contact person for royalty payments):

Elizabeth Williams

Chief Financial Officer

Medicenna Therapeutics Inc.

200 - 1920 Yonge Street

Toronto, Ontario

M4S 3E2

416-648-5555

ewilliams@medicenna.com

Any false or misleading statements made, presented, or submitted to the Government, including any relevant omissions, under this Agreement and during the course of negotiation of this Agreement are subject to all applicable civil and criminal statutes including Federal statutes 31 U.S.C. §§3801-3812 (civil liability) and 18 U.S.C. §1001 (criminal liability including fine(s) or imprisonment).

ATTACHMENT 1 — ROYALTY PAYMENT INFORMATION

The License Number MUST appear on payments, reports and correspondence.

Electronic Funds Wire Transfers

The following account information is provided for wire payments. In order to process payment via Electronic Funds Wire Transfer sender MUST supply the following information within the transmission:

Beneficiary Account:	Federal Reserve Bank of New York or TREAS NYC
Bank:	Federal Reserve Bank of New York
ABA#	021030004
Account Number:	75060099
SWIFT Number:	FRNYUS33
Bank Address:	33 Liberty Street, New York, NY 10045
Payment Details:	License Number (L-XXX-XXXX)
Name of the Licensee

Checks

All checks should be made payable to “FDA or US Treasury”

Checks sent by US Postal Service should be sent to the following address:

Food and Drug Administration 8455 Colesville Road Cole — 14-14202E Silver Spring, MD 20993-0002

Checks sent by overnight or courier should be sent to the following address:

Food and Drug Administration 8455 Colesville Road, 14202E Silver Spring, MD 20910